Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vivakor, Inc.

We consent to the use of our report dated November 6, 2020 with respect to the consolidated balance sheets of Vivakor, Inc. as of December 31, 2019 and 2018 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019 and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Hall & Company CPAs

Irvine, California

November 6, 2020